Exhibit 21.1

Subsidiaries of the Registrant

Name	Jurisdiction of Organization

Quest Marketing, Inc.	Oregon

Quest Exchange Ltd.	Canada

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration No. 333-213746) pertaining to the Quest Solution, Inc. Employee Stock Purchase Plan of our report dated May 7, 2018, with respect to the consolidated financial statements of Quest Solution, Inc., (which report expresses an unqualified opinion on the consolidated financial statements and an explanatory paragraph referring to the Company’s ability to continue as a going concern), included in its Annual Report on Form 10-K for the year ended December 31, 2017 and 2016, filed with the Securities and Exchange Commission.

/s/ RBSM, LLP
RBSM, LLP
May 7, 2018
Larkspur, CA